EXHIBIT 99.1

MOODY’S INVESTORS SERVICE PLACES THE RATINGS OF LEVI STRAUSS & CO. UNDER REVIEW FOR POSSIBLE DOWNGRADE.

11 September 2003

Moody’s Investor Service Press Release

Moody’s Investors Service placed the ratings of Levi Strauss & Co. (“LS&Co”) on review for possible downgrade. The review was prompted by LS&Co’s announcement today wherein the company stated it could not be certain it would be in compliance with all of its financial covenants as set forth in their existing credit facility dated January 2003, and that it would seek a temporary waiver until it could execute a refinancing of their credit agreement. The company also stated that it would incur significant restructuring charges as part of a cost cutting initiative with the hope of realizing significant savings in 2004 and beyond.

The review for possible downgrade reflects Moody’s concerns about the rapid decline in the company’s financial flexibility vis a vis its recently executed credit agreement, and weaker than anticipated year to date results than expected by Moody’s at the time of the rating assignments, particularly in the areas of sales, higher working capital needs and higher debt levels. On July 3, 2003 the rating agency issued a press release assigning a negative outlook to the company’s ratings. At that time, Moody’s stated that an inability by LS&Co to stabilize business trends and improve debt servicing ability in the near term could lead to a ratings decline.

The affected ratings include:

Senior	implied rating of B2;

$750	million senior secured bank facilities rated B1;

Approximately	$1.6 billion of senior unsecured notes maturing through 2012 at B3;

Senior	unsecured issuer rating of B3.

The rating review will focus on perceived negative price and volume pressure in the LS&Co’s core products which comprise the largest portion of the company’s business; its increasing dependence on strong execution in the mass channel for revenue growth and margin stability; the impact of the mass merchant initiative on the company’s existing distribution network, the perception of its core brand and its cost structure; significant upcoming cash outlays for announced restructurings; significant negative pressures from apparel price deflation, uncertain consumer demand and broad global competition on the basis of price and fashion.

The review will focus on these areas of concern but will also consider LS&Co.’s significant, but weakened, market position as one of the world’s largest branded apparel companies; anticipated cost savings from the announced organizational changes as well as the potential for improved financial flexibility upon successful execution of the proposed refinancing. Moody’s will also review the impact, if any, of the terms and the new collateral package for the proposed refinancing on the ratings of the senior unsecured debt.

Levi Strauss & Co., headquartered in San Francisco, California, is one of the world’s largest branded designers, manufacturers and marketers of apparel. Revenues were $4.1 billion for the fiscal year ended November 2002.